Investor Contacts: Gerald Tucciarone
Chief Financial Officer
631/434-1600 extension 306

HAUPPAUGE DIGITAL REPORTS FISCAL 2005
SECOND QUARTER AND SIX MONTH FINANCIAL RESULTS
________________________________________________________________

Net sales increase approximately 21% and 25% for the quarter and six month period, resulting in record six month sales.
Net income on a diluted basis of $0.08 and $0.21 per share versus $0.06 and $0.16 per share for same periods in prior year.
________________________________________________________________

HAUPPAUGE, NY - May 5, 2005 - Hauppauge Digital, Inc. (NASDAQ: HAUP), a leading developer of digital video TV and data broadcast receiver products for personal computers, today reported financial results for the fiscal second quarter and six month period ended March 31, 2005.

SECOND QUARTER RESULTS

Net sales were $20.4 million for the second quarter compared to $16.8 million for the previous year’s second quarter, an increase of approximately 21%. Increases in sales of our WinTV-PVR personal video recorder products, personal video recorder products for Windows XP Media Center sold to the OEM market and European digital TV receiver products coupled with the increase in the Euro exchange rate were the primary reasons for the sales increase.

Net income for the second fiscal quarter increased to $827,465 compared to net income of $544,390 for the second quarter ended March 31, 2004. Basic net income per share was $0.09 and diluted net income per share was $0.08, compared to income per share of $0.06 on a basic and diluted basis for the prior year’s second quarter.

Gross profit percentage was 23.67% for the second quarter, compared with a gross profit percentage of 29.34% for the previous year’s second quarter. The growth of OEM product sales, which yield a lower gross profit than our retail products but do not require the sales, promotion and customer support required of our retail sales, was the primary driver for the gross profit decrease.

Selling, General and Administrative expenses increased by $103,045 in the quarter over the prior year’s second quarter. Selling expenses increased due to increased compensation and commission expenses related to sales volume, in addition to the strengthening of the value of the Euro to the U.S. dollar, which increased sales expenses in our European operation. There was a decrease in General and Administrative expenses due to lower legal fees due to the completion during fiscal 2004 of certain arbitration and litigation suits and lower compensation expenses mainly due to the resignation of the Company’s former President, offset by increased Directors’ compensation and higher consulting fees related to the start of Sarbanes-Oxley Section 404 compliance work. Spending for research and development increased $187,047, mainly due to the addition of research and development personnel and the opening during fiscal 2004 of a research and development facility in Taiwan.

SIX MONTH RESULTS

Net sales were $43.7 million for the for the six month period ended March 31, 2005 compared to $35.0 million for the previous year, an increase of approximately 25%. Increases in sales of our retail personal video recorder products, personal video recorder products for Windows XP Media Center sold to the OEM market and European digital TV receiver products coupled with the increase in the Euro exchange rate were the primary reasons for the sales increase.

Net income for the six month period increased to $2,091,155 compared to net income of $1,537,250 for the six months ended March 31, 2004. Basic net income per share was $0.22 and diluted net income per share was $0.21, compared to basic net income per share of $0.17 and diluted net income per share of $0.16 for the prior year’s six month period.

Gross profit percentage was 23.17% for the six months compared to a gross profit percentage of 27.15% for the previous year. The growth of OEM product sales, which yield a lower gross profit than our retail products but do not require the sales, promotion and customer support required of our retail sales, was the primary driver for the gross profit decrease.

Selling, General and Administrative expenses increased by $409,485 in the for the six months ended March 31, 2005 over last year’s six month period. Selling expenses increased due to increased compensation and commission expenses related to sales volume, in addition to the strengthening of the value of the Euro to the U.S. dollar, which increased sales expenses in our European operation. There was a decrease in General and Administrative expenses due to lower legal fees due to the completion during fiscal 2004 of certain arbitration and litigation suits and lower compensation expenses mainly due to the resignation of the Company’s former President, offset by increased Directors’ compensation and higher consulting fees related to the start of Sarbanes-Oxley Section 404 compliance work and the costs of updating our transfer price study. Spending for research and development increased $334,303, mainly due to the addition of research and development personnel and the opening during fiscal 2004 of a research and development facility in Taiwan.

DISCUSSION OF RESULTS

Ken Plotkin, Hauppauge’s Chief Executive Officer stated “Our six months sales of $43.7 million not only exceeded last year’s sales by 25%, but was also a record for the company. Contributing to the record sales were strong OEM sales and increased North American retail sales in the WinTV-PVR personal video recorder segment of our business. The increase in North American sales was offset somewhat by weak sales in our European division. The increase in our lower margin OEM sales affected our net gross profit margins, but we hope to introduce products this fiscal year which we believe will have a positive effect on profit margins.”

ABOUT HAUPPAUGE DIGITAL

Hauppauge Digital, Inc. is a leading developer of analog and digital TV receiver products for the personal computer market. Through its Hauppauge Computer Works, Inc. and Hauppauge Digital Europe subsidiaries, the Company designs and develops analog and digital TV receivers that allow PC users to watch television on their PC screen in a resizable window and enable the recording of TV shows to a hard disk, digital video editing, video conferencing, receiving of digital TV transmissions, and the display of digital media stored on a computer to a TV set via a home network. The Company is headquartered in Hauppauge, New York, with administrative offices in Luxembourg, Ireland and Singapore and sales offices in Germany, London, Paris, The Netherlands, Sweden, Italy, Spain, Singapore, Taiwan and California. The Company’s Internet web site can be found at http://www.hauppauge.com.

This press release contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this press release may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results. The words "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences (including, but not limited to, those set forth in our Annual Report on Form 10-K for the year ended September 30, 2004), many of which are beyond our control, that may influence the accuracy of the statements and the projections upon which the statements are based. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

[Financial Table Follows]

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three months ended March 31,
	2005	2004

Net Sales	$20,362,293	$16,804,283
Cost of Sales	15,542,399	11,873,313
Gross Profit	4,819,894	4,930,970

Selling, General and Administrative Expenses	3,326,814	3,223,769
Research & Development Expenses	631,437	444,390
Arbitration proceeding	-	206,250
Litigation proceeding	-	500,000
Income from operations	861,643	556,561

Other Income:
Interest income	3,150	1,397
Foreign currency	7,672	33,232
Other income	10,822	34,629
Income before taxes on income	872,465	591,190
Tax provision	45,000	46,800
Net income	$827,465	$544,390

Net income per share:
Basic	$0.09	$0.06
Diluted	$0.08	$0.06

Weighted average shares-basic	9,460,702	8,901,734
Weighted average shares-diluted	10,101,170	9,749,907

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Six months ended March 31,
	2005	2004
Net Sales	$43,722,736	$35,034,581
Cost of Sales	33,591,477	25,521,988
Gross Profit	10,131,259	9,512,593

Selling, General and Administrative Expenses	6,753,870	6,344,385
Research & Development Expenses	1,188,967	854,664
Arbitration proceeding	-	206,250
Litigation proceeding	-	500,000
Income from operations	2,188,422	1,607,294

Other Income:
Interest income	4,661	3,136
Foreign currency	(928)	21,899
Other income	3,733	25,035
Income before taxes on income	2,192,155	1,632,329
Tax provision	101,000	95,079
Net income	$2,091,155	$1,537,250

Net income per share:
Basic	$0.22	$0.17
Diluted	$0.21	$0.16

Weighted average shares-basic	9,368,428	8,891,135
Weighted average shares-diluted	9,999,405	9,576,099

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2005	2004
Assets:

Current Assets:
Cash and cash equivalents	$8,976,708	$8,661,589
Accounts receivables, net of various allowances	16,832,937	13,593,907
Inventories	8,359,476	8,477,254
Prepaid expenses and other current assets	1,117,222	770,745
Total current assets	35,286,343	31,503,495

Property, plant and equipment, net	525,800	489,370
Security deposits and other non current assets	77,952	77,934
	$35,890,095	$32,070,799

Liabilities and Stockholders’ Equity:

Current Liabilities:
Accounts payable	$13,577,432	$13,243,966
Accrued expenses	4,650,351	4,256,970
Income taxes payable	263,871	242,438
Total current liabilities	18,491,654	17,743,374

Stockholders' Equity
Common stock $.01 par value; 25,000,000 shares authorized
10,091,496 and 9,759,465 issued, respectively	100,915	97,595
Additional paid-in capital	13,566,486	12,913,497
Retained earnings	4,016,290	1,925,135
Accumulated other comprehensive income	1,448,820	975,511
Treasury Stock, at cost, 602,067, and 567,067 shares, respectively	(1,734,070)	(1,584,313)
Total stockholders' equity	17,398,441	14,327,425
	$35,890,095	$32,070,799

# # # # # # #